SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 30, 2007
Expedia, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51447 (Commission File Number)	20-2705720 (IRS Employer Identification Number)

3150 139th Avenue S.E., Bellevue, Washington		98005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area		(425) 679-7200
code:
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 7, 2007, Expedia, Inc. (the “Company”) filed a Current Report on Form 8-K announcing that Paul Onnen would be resigning as Executive Vice President, Technology of the Company effective September 15, 2007. On August 30, 2007, the Company entered into a Separation Agreement with Mr. Onnen, the terms of which provide that Mr. Onnen will refrain from engaging in certain competitive activity for a specified period following his employment with the Company. In addition, Mr. Onnen has agreed during such period to refrain from certain hiring, recruiting or soliciting activities related to the Company and its employees and officers. In consideration of these and other commitments from Mr. Onnen, the Company will continue to pay his former annual base salary of $350,000 and pay for his COBRA health insurance coverage, each for a period of twelve months; provided, that such payments will be offset by any amount earned by Mr. Onnen from another employer. In addition, the Separation Agreement provides for an initial severance payment to Mr. Onnen equal to eight weeks of compensation at his base salary rate and that the vesting of 6,759 restricted stock units held by Mr. Onnen that would have vested in the six-month period following his date of termination of employment will be accelerated and be fully vested as of September 15, 2007. Mr. Onnen also has the right to revoke for a seven-day period following his execution of the agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.
Date: August 30, 2007	By:	/s/ Burke F. Norton
		Name:	Burke F. Norton
		Title:	Executive Vice President and General Counsel